Exhibit 99.1

Cinedigm Reports Preliminary First Quarter Fiscal 2022 Results with Net Income of $5.0 million

Total Revenues of $15 Million Up 149% Year-Over-Year

Streaming Revenues up 181% Year-Over-Year

Ad-Supported Streaming Channel Revenues Up 301% Year-Over-Year

Subscription Streaming Channel Revenues Up 88% Year-Over-Year

LOS ANGELES, September 2, 2021- Cinedigm Corp. (“Cinedigm” or “the Company”) (NASDAQ: CIDM), a leading independent streaming entertainment company super-serving enthusiast fan bases, today announced its preliminary, unaudited, results for the period ended June 30, 2021.

“We’re in a great position. Our streaming revenues increased 181% this quarter and we have a very strong balance sheet having paid down all remaining Company debt shortly after quarter end. There is an enormous opportunity for Cinedigm to continue this rapid growth, all supported by an exceptional management team that we continue to enhance,” said Chris McGurk, Cinedigm Chairman and CEO.

Key First Quarter Financial Results (Quarter Ended June 30, 2021):

●	Consolidated revenues were $15.0 million, up 149% over the prior year quarter, driven by continued strong streaming growth, particularly in the Company’s ad-supported business as well as Digital Cinema equipment sales;
●	Streaming channel revenues increased 181% over the prior year quarter;
●	Ad-supported streaming channel revenues increased 301% over the prior year quarter;
●	Subscription streaming channel revenues increased 88% over the prior year quarter;
●	Streaming digital content licensing and sales, driven by partners such as Amazon, Apple and Tubi, increased 61% over the prior year quarter, the fifth record growth quarter in a row for that business;
●	Combined Streaming/Digital revenues increased 115% over the prior year quarter;
●	Generated net income of $5.0 million, or $0.03 per share, versus net loss of $19.9 million, or $(0.21) per share, in the prior year quarter;
●	Paid down all remaining Company debt shortly after quarter end.

Key Business Highlights During First Quarter Fiscal 2022 (Quarter ended June 30, 2021):

●	Total streaming minutes in the quarter increased to approximately 1.37 billion, a new Company record, up 18% from 1.16 billion in the prior sequential quarter, and up 386% versus the prior year quarter;
●	Monthly streaming minutes in June 2021 reached approximately 504 million, a new Company record, up 349% versus June 2020;
●	Total monthly ad-supported streaming channel viewers in the quarter were 22.5 million, up 186% versus 7.9 million in the prior year quarter;
●	Total live streaming enthusiast channel brands under contract or distribution increased to 25, up from 16 in the prior year quarter;
●	Total subscribers to the Company’s subscription video streaming services exceeded 679,000 subscribers in June 2021, up approximately 38,000 subscribers or 6% over the prior sequential quarter and up 558,000 or 460% over the prior year quarter due to continued expansion of third-party and wholesale distribution deals;
●	Closed the acquisition of FoundationTV and formed new Cinedigm India division to develop streaming services for booming Indian and South Asian markets in addition to powering Cinedigm’s global portfolio of streaming services;
●	Announced the upcoming launch of an exclusive AVOD and linear streaming service, The Elvis Presley Channel, in partnership with Elvis Presley Enterprises and Authentic Brands Group. The channel will feature concerts, films, and series celebrating the “King of Rock N’ Roll”;
●	Partnered with music-television linear cable network The Country Network to expand reach by launching aggressive streaming distribution strategy.

Erick Opeka, Chief Strategy Officer and President, Cinedigm Networks, stated, “Despite this quarter being a traditionally slow period for streaming, Cinedigm bucked that trend by delivering the highest streaming minutes on record, record revenue growth, and continued strong subscription results. With the addition of new channels, content, and distribution partners, we expect this trend to continue over the next two quarters of the fiscal year, which are the seasonally strongest periods of business.”

Corporate Finance:

●	On April 30, 2021, the Company further reduced its non-recourse legacy digital cinema equipment debt by $4.3 million;
●	On June 28, 2021, the Company was selected for inclusion in the Russell Microcap™ Index;
●	On July 8, 2021, the Company announced that $2.2 million of loan proceeds and associated interest previously carried under the Paycheck Protection Program (PPP) was entirely forgiven and eliminated;
●	Effective July 14, 2021, the Company’s legacy Cinema Equipment Business Term Loan Agreement with Prospect Capital Corporation was fully paid down and terminated. Following this termination, the Company has zero short term or long-term debt other than working capital facilities with a current zero drawdown as of July 14, 2021;

Conference Call

Cinedigm will host a conference call today to discuss these results at 4:30pm ET / 1:30pm PT.

Investors may access a live webcast of the call on the Company’s website at https://investor.cinedigm.com/events-and-presentations or by dialing 1-877-407-9124 within North America or +1-201-689-8584 from international locations to be connected to the call. No passcode is required. Participants should dial in at least 10 minutes prior to the start of the call.

A replay of the webcast will be available by accessing the Company’s website at https://investor.cinedigm.com/events-and-presentations.

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About Cinedigm

For more than 20 years, Cinedigm (NASDAQ: CIDM) has led the digital transformation of the entertainment industry. Today, Cinedigm entertains consumers around the globe by providing premium content, enthusiast streaming channels and technology services to the world’s largest media, retail and technology companies. For more information, visit www.cinedigm.com.

Safe Harbor Statement

Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of Cinedigm officials during presentations about Cinedigm, along with Cinedigm’s filings with the Securities and Exchange Commission, including Cinedigm’s registration statements, quarterly reports on Form 10-Q and annual report on Form 10-K, are “forward-looking’’ statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act’’). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “expects,” “anticipates,’’ “intends,’’ “plans,’’ “could,” “might,” “believes,’’ “seeks,” “estimates’’ or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cinedigm’s management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about Cinedigm, its technology, economic and market factors and the industries in which Cinedigm does business, among other things. These statements are not guarantees of future performance and Cinedigm undertakes no specific obligation or intention to update these statements after the date of this release.

For additional information:

Media Contact:	Investor Relations Contact:
DKC Public Relations	High Touch Investor Relations
cinedigm@dkcnews.com	Cinedigm@htir.net

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